                                                                       (d)(1)(E)

                         MANUFACTURERS INVESTMENT TRUST
              AMENDMENT TO AMENDED AND RESTATED ADVISORY AGREEMENT

         AMENDMENT made this ____ day of ______, 2004, to the Amended and Restated Advisory Agreement dated January 1, 1996, as amended and restated May 1, 1999, as amended, and between Manufacturers Investment Trust, a Massachusetts business trust (the "Trust") and Manufacturers Securities Services, LLC, a Delaware limited liability company ("MSS" or the "Adviser"). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.       CHANGE IN APPENDIX A

         Appendix A to this Agreement is revised to reflect the addition of ten new portfolios (the "Portfolios") as set forth in Appendix A to this Amendment.

2.       EFFECTIVE DATE

         This Amendment shall become effective with respect to each Portfolio on the later of:

(i)      the date of its execution,

(ii)     approval by the Board of Trustees of the Trust of this Amendment, and

(iii) if applicable, the date of the meeting of shareholders (or sole shareholder, if applicable) of the Portfolio called for the purpose of voting on this Amendment, at which meeting this Amendment shall have been approved by the vote of a majority of the outstanding voting securities (as defined in the Investment Company Act of 1940, as amended) of the Portfolio.

MANUFACTURERS INVESTMENT TRUST

By: ______________________________
    James D. Gallagher, President

MANUFACTURERS SECURITIES SERVICES, LLC
By: The Manufacturers Life Insurance Company (U.S.A.), its managing member

By: _______________________________
    John D. DesPrez, III, President

                                   APPENDIX A

PORTFOLIO                                1ST $100 MILLION  EXCESS OF $100 MILLION
-------------------------------------    ----------------  ----------------------
LIFESTYLE AGGRESSIVE 1000 - I TRUST           0.075%              0.050%

LIFESTYLE GROWTH 820 - I TRUST                0.075%              0.050%

LIFESTYLE BALANCED 640 - I TRUST              0.075%              0.050%

LIFESTYLE MODERATE 460 - I TRUST              0.075%              0.050%

LIFESTYLE CONSERVATIVE 280 - I TRUST          0.075%              0.050%

LIFESTYLE AGGRESSIVE 1000 - II TRUST          0.075%              0.050%

LIFESTYLE GROWTH 820 - II TRUST               0.075%              0.050%

LIFESTYLE BALANCED 640 - II TRUST             0.075%              0.050%

LIFESTYLE MODERATE 460 - II TRUST             0.075%              0.050%

LIFESTYLE CONSERVATIVE 280 - II TRUST         0.075%              0.050%


                                 ALL ASSET
                                  LEVELS
SMALL COMPANY                      0.95%

CORE EQUITY                        0.75%

CLASSIC VALUE                      0.80%

QUANTITATIVE VALUE                 0.75%

U.S. GLOBAL LEADERS                0.80%

STRATEGIC INCOME                   0.65%

CORE HOLDINGS OF AMERICA TRUST I   .075%

VALUE BLEND TRUST I                .075%

GROWTH BLEND TRUST I               .075%

GLOBAL BALANCED TRUST I            .075%

CORESOLUTION TRUST I               .075%

CORE HOLDINGS OF AMERICA TRUST II  .075%

VALUE BLEND TRUST II               .075%

GROWTH BLEND TRUST II              .075%

GLOBAL BALANCED TRUST II           .075%

CORESOLUTION TRUST II              .075%


         The Percentage Fee for each Portfolio shall be paid daily to the Adviser. The daily fee will be computed by multiplying the fraction of one over the number of calendar days in the year by the applicable annual rate described in the preceding paragraph, and multiplying this product by the net assets of the Portfolio as determined in accordance with the Trust's prospectus and statement of additional information as of the close of business on the previous business day on which the Trust was open for business.